Exhibit 10.1

October 5, 2012

Dear Jeff:

This letter confirms your voluntary resignation from NuVasive, Inc. (“NUVA” or “Company”), which you communicated to me yesterday morning. You have been a valued member of the Senior Leadership Team and we desire your continued employment during a stated transition period, as well as ongoing consulting services from you for a period thereafter. This letter contains the general terms and conditions of your employment transition and consulting services (together, the “Services”).

The terms and conditions of the Services will generally be as follows:

Continuing Employment:

•	You will remain a full-time Shareowner through March 31, 2013 (“Employment Term”);

•	You will retain your current title (President, Global Sales), current rate of pay ($38,500 per month);

•	You will not be eligible to participate in the 2012 Company Bonus; however, during the entirety of the time you are performing the Services, you will continue to vest in NUVA stock previously granted;

•	Effective immediately, I will take on direct leadership of Global Sales, pending the recruitment of your replacement;

•

During the Employment Term, you will provide transition services, including in the areas of sales force development and retention, sales compensation, surgeon outreach, sales leadership training, and the onboarding of your replacement.

Consulting Services:

•	After the Employment Term, you agree to provide consulting services through September 30, 2016 (“Consulting Term”);

•	The Consulting Services will be memorialized in a separate agreement, which will contain the following material terms:

•	Scope of Services: As reasonably requested, but including sales force expansion, surgeon engagement, etc.;

•	Time Commitment: Not to exceed 20 hours per month (thru 9/30/2015), then 10 hours/month (thru 9/30/2016);

•	Consulting Fee: $38,500 per month (through 9/30/2014); $10,000/month (through 9/30/2015); $5,000/month (through 9/30/2016);

•

Competitive Restriction: During the term of the Services, you agree not to compete with the Company (as generally set forth in the NuVasive Proprietary Information and Inventions Assignment Agreement (“PIIA”), which you previous executed with the Company.

This letter supersedes and replaces all other agreements containing the terms and conditions of your employment – whether written or verbal – with the exception of the PIIA.

Jeff, you have been instrumental in helping NuVasive grow rapidly, deliver new and creative products, leverage resources for profitability and exercise Absolute Responsiveness® to the maximum level. I look forward to you continuing that contribution by providing the Services and assisting the Company with its march toward becoming a $1B start-up.

Very truly yours,

NUVASIVE, INC.

/s/ Alex Lukianov

Alex Lukianov

Please sign below no later than Friday, October 5, 2012, indicating your understanding and acceptance of this transitional role and return the fully executed letter to Craig Hunsaker. You should keep a copy of this letter for your records.

Dated: October 5, 2012	/s/ Jeff Rydin
Jeff Rydin